PEOPLES BANK
EXECUTIVE SALARY CONTINUATION AGREEMENT

THIS AGREEMENT, made and entered into this 1st day of July, 2020, by and between Peoples Bank, a Bank organized and existing under the laws of the State of North Carolina, hereinafter referred to as the "Bank", and Jeffrey N. Hooper, a key employee and Executive of the Bank, hereinafter referred to as the "Executive."

WITNESSETH:

WHEREAS, the Executive is a valued Executive of the Bank, and is now serving the Bank; and

WHEREAS, it is the consensus of the Board of Directors (hereinafter referred to as the "Board") that the Executive's experience, knowledge of the affairs of the Bank, reputation, and contacts in the industry are so valuable that assurance of the Executive's continued services is essential for the future growth and profits of the Bank and it is in the best interests of the Bank to arrange terms of continued employment for the Executive so as to reasonably assure the Executive remains in the Bank's employ during the Executive's lifetime or until the age of retirement; and

WHEREAS, it is the desire of the Bank that the Executive's services be retained as herein provided; and

WHEREAS, the Executive is willing to continue in the employ of the Bank provided the Bank agrees to pay the Executive or the Executive's beneficiary(ies), certain benefits in accordance with the terms and conditions hereinafter set forth; and

WHEREAS, it is the desire of the Bank and the Executive to enter into this Salary Continuation Agreement (the "Agreement") under which the Bank will agree to make certain payments to the Executive at retirement or the Executive's beneficiary(ies) in the event of the Executive's death pursuant to this Agreement; and

WHEREAS, it is the intent of the parties hereto that this Agreement be administered and interpreted as an unfunded deferred compensation arrangement maintained primarily to provide supplemental retirement benefits for the Executive, who is a member of a select group of management or highly compensated employees of the Bank, and be considered a non-qualified benefit plan for tax purposes and for purposes of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and

WHEREAS, the Agreement is intended to comply in form and operation with all applicable law, including, to the extent applicable, the requirements of Internal Revenue Code Section 409A ("Section 409A") and will be administered, operated and construed in accordance with this intention.

NOW, THEREFORE, in consideration of services performed in the past and to be performed in the future as well as of the mutual promises and covenants herein contained it is agreed as follows:

I. DEFINITIONS

A. Effective Date

The "Effective Date" of this Agreement shall be July 1, 2020.

B. Plan Year

Any reference to "Plan Year" shall mean a calendar year from January 1 to December 31. In the year of implementation, the term "Plan Year" shall mean the period from the effective date to December 31 of the year of the effective date.

C. Retirement Date

"Retirement Date" shall mean the date on which the Executive retires from active employment with the Bank on or after the Executive's sixty-fifth (65th) birthday.

D. Early Retirement Date; Early Retirement

"Early Retirement Date" shall mean the date on which the Executive retires from active employment with the Bank prior to attaining the Normal Retirement Age stated herein, after meeting the requirements for Early Retirement. The Executive qualifies for "Early Retirement" provided the Executive has attained age fifty-nine and one half (59 1/2) and is one hundred percent (100%) vested in his Accrued Liability.

E. Termination of Service

"Termination of Service" shall mean voluntary resignation of service by the Executive or the Bank's discharge of the Executive without Cause (as defined in Paragraph III.F hereof), prior to the Normal Retirement Age.

F. Separation from Service

Any reference to "retirement," "retirement from service," "early retirement," or "termination of service" that triggers a payment under this Agreement requires that the Executive has incurred a "separation from service" as interpreted in accordance with Section 409A and the presumptions thereunder ("Separation from Service"). The Executive will not be considered to have had a "Separation from Service" if he is on military leave, sick leave or other bona fide leave of absence if the period of such absence does not exceed six (6) months or, if longer, so long as the Executive has a right to reemployment that is provided by statute or contract.

G. Normal Retirement Age

"Normal Retirement Age" shall mean age sixty-five (65).

H. Accrued Liability

"Accrued Liability" shall mean the dollar value of the liability accrued and expensed by the Bank under the regulatory accounting principles of the Bank's primary federal regulator and the Generally Accepted Accounting Principles ("GAAP") for the Bank's obligation as to the Executive's Retirement Benefit under this Agreement. The Bank shall establish an accrued liability retirement account (bookkeeping entry) for the Executive into which appropriate reserves shall be accrued.

I. Unforeseeable Emergency

"Unforeseeable Emergency" shall mean that the Executive has experienced an "unforeseeable emergency" within the meaning of Section 409A.

II. EMPLOYMENT

The Bank agrees to employ the Executive in such capacity as the Bank may from time to time determine. The Executive will continue in the employ of the Bank in such capacity and with such duties and responsibilities as may be assigned to him, and with such compensation as may be determined from time to time by the Board of Directors of the Bank.

No provision of this Agreement shall be deemed to restrict or limit any existing employment agreement by and between the Bank and the Executive, nor shall any conditions herein create specific employment rights to the Executive nor limit the right of the Employer to discharge the Executive with or without cause. In a similar fashion, no provision shall limit the Executive's rights to voluntarily sever his employment at any time.

III. BENEFITS

A. Retirement Benefits

Should the Executive continue to be employed by the Bank until Normal Retirement Age, the Executive shall be entitled to receive an annual benefit equal to $45,000 (the "Normal Retirement Benefit"). Such benefit shall commence within thirty (30 days) following the Executive's Retirement Date, and shall continue for a period of thirteen (13) years. Such annual benefit will be paid in substantially equal installments in accordance with the Bank's normal payroll schedule.

B. Early Retirement Benefits

Should the Executive elect to retire or be terminated without Cause by the Bank subsequent to meeting the requirements for Early Retirement, the Executive shall

be entitled to receive a reduced annual benefit amount as set forth in Exhibit A-1. Such benefit shall commence within thirty (30) days following the Executive's Early Retirement Date, and shall continue for a period of thirteen (13) years. Such annual benefit will be paid in substantially equal installments in accordance with the Bank's normal payroll schedule.

C. Termination of Service and Vesting

Should the Executive suffer a Termination of Service that does not qualify for a Retirement Benefit under Paragraph III.A or an Early Retirement Benefit under Paragraph III.B (other than a termination by the Bank for Cause), the Executive shall be entitled to receive the vested balance of the Accrued Liability plus interest at the one-year U.S. Treasury Bill rate (adjusted annually) from the Executive's termination date until the Executive's attainment of Normal Retirement Age, when benefit payments will commence. The benefit will be paid in equal monthly installments for a period of one hundred twenty (120) months commencing within thirty (30) days following the Executive's attainment of Normal Retirement Age. Provided, however, that if the vested Accrued Liability account is $10,000 or less, the Executive shall be paid the entire vested Accrued Liability account in a lump sum payment at the time the installment payments would have otherwise begun, and no installment payments will be available hereunder.

Should the Executive die after payments under this Paragraph III.C have begun but prior to having received the total amount of payments due, the unpaid balance shall be paid in a lump sum to the individual or individuals designated in writing by the Executive on a beneficiary designation form provided by and filed with the Bank. The payment shall be made on the first business day of the second month following the date of the Executive's death. In the absence of any effective beneficiary designation, any such amounts becoming due and payable upon the death of the Executive shall be paid on the first business day of the second month following the date of the Executive's death to the duly qualified executor or administrator of the Executive's estate. If, upon death, the Executive shall have received the total benefit as provide herein, then no further benefit shall be due hereunder.

The Executive shall vest in and have a nonforfeitable right to his benefit under this Agreement in accordance with the following vesting schedule:

Years Employed Since July 1, 2020	**Vested Percentage**
1	30%
2	47.5%
3	65%
4	82.5%
5	100%

D. Disability Benefit

If the Executive becomes Disabled while employed by the Bank, he shall become fully vested in and be entitled to receive an amount equal to the Accrued Liability plus interest at the one-year U.S. Treasury Bill rate (adjusted annually) from the Executive's termination date until the Executive's attainment of Normal Retirement Age, when benefit payments will commence. For purposes of this Agreement, the term "Disabled" means that the Executive is:

(1) Unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

(2) By reason of any medically determinable physical or mental impairment (which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months), receiving income replacement benefits for a period of 3 or more months under an accident and health plan covering employees of the Bank, or

(3) Determined to be disabled by the Social Security Administration.

Said disability benefit will be paid in equal monthly installments for a period of one hundred twenty (120) months commencing within thirty (30) days following the Executive's attainment of Normal Retirement Age. Provided, however, that if the vested Accrued Liability account is $10,000 or less, the Executive shall be paid the entire vested Accrued Liability account in a lump sum payment at the time the installment payments would have otherwise begun, and no installment payments will be available hereunder.

Should the Executive die after payments under this Paragraph III.D have begun, but prior to having received the total amount of payments due, the unpaid balance shall be paid in a lump sum to such individual or individuals as the Executive may have designated in writing on a beneficiary designation form provided by and filed with the Bank. The payment shall be made on the first business day of the second month following the date of the Executive's death. In the absence of any effective beneficiary designation, any such amounts becoming due and payable upon the death of the Executive shall be made on the first business day of the second month following the date of the Executive's death to the duly qualified executor or administrator of the Executive's estate. If, upon death, the Executive shall have received the total disability benefit as provided herein, then no further benefit shall be due hereunder.

E. Death

Notwithstanding anything herein to the contrary, should the Executive die after becoming entitled to receive payments under Paragraphs III. A, B, C, or D

(including benefits the Executive is entitled to receive due to a Change in Control), but prior to having received the total amount of payments the Executive may be entitled to receive as set forth in the applicable paragraph, the unpaid balance shall be paid in a lump sum to the individual or individuals designated in writing by the Executive on a beneficiary designation form provided by and filed with the Bank. The payment shall be made on the first business day of the second month following the date of the Executive's death. In the absence of or a failure to designate a beneficiary, the unpaid balance shall be paid in a lump sum to the personal representative of the Executive's estate on the first business day of the second month following the date of the Executive's death. If, upon death, the Executive shall have received the total benefit as provided herein, then no further benefit shall be due hereunder.

F. Discharge for Cause

Should the Executive be discharged for Cause at any time, all Benefits under this Agreement shall be forfeited. The term "Cause" shall include termination because of the Executive's personal dishonesty, incompetence, willful misconduct, breach of duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses), or final cease and desist order, or any material breach of any provision of this Agreement.

G. Death Benefit

Except as set forth above, there is no death benefit provided under this Agreement.

H. Unforeseeable Emergency

Prior to having received the total amount of payments the Executive may be entitled to receive as set forth in Paragraphs III.A, B, C and D hereinabove, the Executive may make application to the Plan Administrator to receive a distribution in a lump sum of all or a portion of the vested unpaid Accrued Liability (determined as of the date the distribution, if any, is made under this Paragraph III.H) because of an Unforeseeable Emergency.

A distribution because of an Unforeseeable Emergency shall not exceed the amount required to satisfy the Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of such distribution, after taking into account the extent to which the Unforeseeable Emergency may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Executive's assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

The Executive's request for a distribution on account of Unforeseeable Emergency must be made in writing to the Plan Administrator. The request must specify the nature of the financial hardship, the total amount requested to be distributed from

the vested unpaid accrued liability account balance, and the total amount of the actual expense incurred or to be incurred on account of the Unforeseeable Emergency.

If a distribution under this Paragraph III.H is approved by the Plan Administrator, such distribution will be made within thirty (30) days following the date the distribution is approved. The processing of the request shall be completed as soon as practicable from the date on which the Plan Administrator receives the properly completed written request for a distribution on account of an Unforeseeable Emergency.

The Plan Administrator may from time to time adopt additional policies or rules consistent with the requirements of Section 409A to govern the manner in which such distributions may be made so that the Agreement may be conveniently administered.

IV. RESTRICTIONS UPON FUNDING

The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Agreement. The Executive, the Executive's beneficiary(ies) or any successor in interest to the Executive shall be and remain simply a general creditor of the Bank in the same manner as any other creditor having a general claim for matured and unpaid compensation.

The Bank reserves the absolute right, at its sole discretion, to either fund the obligations undertaken by this Agreement or to refrain from funding the same and to determine the exact nature and method of such funding. Should the Bank elect to fund this Agreement, in whole or in part, through the purchase of life insurance, mutual funds, disability policies or annuities, the Bank reserves the absolute right, in its sole discretion, to terminate such funding at any time, in whole or in part. At no time shall the Executive be deemed to have any lien or right, title or interest in or to any specific funding investment or to any assets of the Bank.

If the Bank elects to invest in a life insurance, disability or annuity policy upon the life of the Executive, then the Executive shall assist the Bank by freely submitting to a physical exam and supplying such additional information necessary to obtain such insurance or annuities.

V. CHANGE IN CONTROL

For purposes of this Agreement, the term "Change in Control" shall mean: (i) a Change of Ownership; (ii) a Change in Effective Control; or (iii) a Change of Asset Ownership; in each case, as defined herein and as further defined and interpreted in Section 409A.

(A) "Change in Effective Control" shall mean the date either (i) one person (or group) acquires (or has acquired during the preceding 12 months) ownership of stock of the Bank possessing 30% or more of the total voting power of the Bank's stock or (ii) a majority of the Bank's board of directors is replaced during any 12

month period by directors whose election is not endorsed by a majority of the members of the Bank's board of directors prior to such election.

(B) "Change of Asset Ownership" shall mean the date one person (or group) acquires (or has acquired during the preceding 12 months) assets from the Bank that have a total gross fair market value that is equal to or exceeds 40% of the total gross fair market value of all the Bank's assets immediately prior to such acquisition.

(C) "Change of Ownership" shall mean the date one person (or group) acquires ownership of stock of the Bank that, together with stock previously held, constitutes more than 50% of the total fair market value or total voting power of the stock of the Bank; provided that such person (or group) did not previously own 50% or more of the value or voting power of the stock of the Bank.

For purposes of determining whether the Bank has undergone a Change in Control under this Paragraph V, the term Bank shall include any corporation that is a majority shareholder of the Bank within the meaning of Section 409A (owning more than 50% of the total fair market value and total voting power of the Bank).

Upon a Change in Control, the Executive shall become fully vested in and be entitled to receive the benefits promised in Paragraph III.A of this Agreement upon attaining Normal Retirement Age, as if the Executive had been employed by the Bank until Normal Retirement Age. The Executive will also remain eligible for all promised death benefits in this Agreement. In addition, no sale, merger, consolidation or conversion of the Bank shall take place unless the new or surviving entity expressly acknowledges the obligations under this Agreement and agrees to abide by its terms.

VI. MISCELLANEOUS

A. Alienation and Assignment Prohibition

Neither the Executive, his/her surviving spouse nor any other beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Executive or the Executive's beneficiary(ies), nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event the Executive or any beneficiary attempts assignment, commutation, hypothecation, transfer or disposal of the benefits hereunder, the Bank's liabilities shall forthwith cease and terminate.

B. Binding Obligation of Bank and Successor in Interest

The Bank expressly agrees that it shall not merge or consolidate into or with another bank or sell substantially all of its assets to another bank, firm or person until such bank, firm or person expressly agrees, in writing, to assume and discharge the duties

and obligations of the Bank under this Agreement. This Agreement shall be binding upon the parties hereto, their successors, beneficiary(ies), heirs and personal representatives.

C. Revocation and Amendment

It is agreed by and between the parties hereto that, during the lifetime of the Executive, this Agreement may be amended or revoked at any time or times, in whole or in part, by the mutual written assent of the Executive and the Bank. Amendment of this Agreement shall not be adopted if its adoption would be inconsistent with Section 409A. If an amendment to this Agreement is required by any future guidance or regulations issued pursuant to Section 409A, then the parties agree to adopt an amendment to bring the Agreement into compliance with Section 409A. The benefits provided under this Agreement shall not be subject to change, renegotiation, acceleration or deferral beyond the payment time set forth herein (the "Changes") except to the extent that the Changes comply with Section 409A at the time the parties agree to the Changes.

D. Gender

Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

E. Effect on Other Bank Benefit Plans

Nothing contained in this Agreement shall affect the right of the Executive to participate in or be covered by any qualified or non-qualified pension, profit-sharing, group, bonus or other supplemental compensation or fringe benefit plan constituting a part of the Bank's existing or future compensation structure.

F. Headings

Headings and subheadings in this Agreement are inserted for reference and convenience only and shall not be deemed a part of this Agreement.

G. Applicable Law

The validity and interpretation of this Agreement shall be governed by the laws of the State of North Carolina (except and to the extent preempted by applicable Federal law).

H. Fringe Benefits

The benefits provided by this Agreement are granted by the Bank as a fringe benefit to the Executive and are not part of any salary reduction plan or an arrangement deferring a bonus or a salary increase, and shall in no event be construed to effect nor limit the Executive's current or prospective salary increases, cash bonuses, or

profit-sharing distribution or credits. The Executive has no option to take any current payment or bonus in lieu of these benefits except as may be set forth hereinafter.

I. Entire Agreement

This Agreement shall, along with any amendments executed thereto, constitute the entire agreement of the parties pertaining to retirement benefits provided hereunder.

J. Interpretation

It is intended that this Agreement shall conform to Section 409A. Accordingly, in interpreting, construing or applying any provisions of the Agreement, the same shall be construed in such manner as shall meet and comply with Section 409A, and in the event of any inconsistency with Section 409A, the same shall be reformed so as to meet the requirements of Section 409A. The Executive acknowledges that the Bank has not made any representation or warranty regarding the treatment of this Agreement or the benefits payable under this Agreement under federal, state or local income tax laws, including Section 409A.

K. Certain Payments Delayed for a Specified Employee

If the Executive is a "specified employee" as defined in Section 409A on the date of his Separation from Service, then any payment(s) under this Agreement on account of a Separation from Service shall be made and/or shall begin on the first business day of the seventh month following the date of the Executive's Separation from Service (or if earlier, the date of the Executive's death) (the "Specified Employee Payment Date") if such payments are not exempt from Section 409A and the six month delay in payment is required by Section 409A. Any payments to which a "specified employee" otherwise would have been entitled under the Agreement during the period between the Executive's Separation from Service and the Specified Employee Payment Date shall be accumulated and paid in a lump sum on the Specified Employee Payment Date.

L. Payments upon Income Inclusion

If at any time any amount or payment under the Agreement becomes taxable to the Executive for failure to comply with Section 409A, a payment shall be made to the Executive within 60 days of the determination by the Internal Revenue Service that the amount or payment is includible in income. The payment under this Paragraph VI (L) shall be equal to the amount required to be included in income as a result of the failure to comply with Section 409A as determined by the Internal Revenue Service.

M. Tax Withholding

The Bank shall have the right to deduct from any amounts otherwise payable under this Agreement any federal, state, local or other applicable taxes required to be withheld.

VII. ERISA PROVISION

This document also serves as the Summary Plan Description for the employee benefit plan described in this Agreement. The following information is directed to the Executive, who is a participant in the Plan, and his beneficiaries.

The "Named Fiduciary and Plan Administrator" of this Executive Plan shall be Peoples Bank until its resignation or removal by the Board. As Named Fiduciary and Plan Administrator, the Bank shall be responsible for the management, control and administration of the Executive Plan. The Named Fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Executive Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

As a participant in this Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 ("ERISA"). ERISA provides that all Plan participants shall be entitled to:

A. Receive Information about Your Plan and Benefits

(1) Examine, without charge, at the Plan Administrator's office and at other specified locations (such as work sites and union halls) all documents governing the Plan, including insurance contracts and collective bargaining agreements (if any), and a copy of the latest annual report (Form 5500 Series) (if applicable) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

(2) Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including insurance contracts and collective bargaining agreements, and copies of the latest annual report (Form 5500 Series) (if applicable) and an updated summary plan description (if applicable). The Plan Administrator may make a reasonable charge for the copies.

(3) Receive a summary of the Plan's annual financial report (if applicable). The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

(4) Obtain a statement telling you that you have a right to receive a retirement benefit at the normal retirement age under the Plan (age 65) and what your benefit could be at normal retirement age if you stop working under the Plan now. If you do not have a right to a retirement benefit, the statement will

advise you of the number of additional years you must work to receive a retirement benefit. You must request this statement in writing. The law does not require the Plan Administrator to give this statement more than once a year. The Plan must provide the statement free of charge.

B. Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate this Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer, your union or any other person may fire you or otherwise discriminate against you in any way to prevent you from obtaining a retirement benefit or from exercising your rights under ERISA.

C. Enforce Your Rights

If your claim for a retirement benefit is denied in whole or in part, you have the right to know why this was done, to obtain documents relating to the decision without charge and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive the materials within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the Plan's decision or lack thereof concerning the qualified status of a domestic relations order or a medical support order, you may file suit in Federal court. If it should happen that Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

D. Assistance with Your Questions

If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue

NW., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

VIII. CLAIMS PROCEDURE

The following Claims Procedure shall control the determination of benefit payments under the Plan.

A. Filing of a Claim for Benefits

Any insured, beneficiary or other individual ("Claimant") entitled to benefits under the Plan will file a claim request with the Administrator. The Administrator will, upon request of a Claimant, make available copies of all forms and instructions necessary to file a claim for benefits or advise the Claimant where such forms and instructions may be obtained. A Claimant's request for Plan benefits will be considered a claim for Plan benefits, and it will be subject to a full and fair review.

B. Denial of Claim

If a Claimant's claim is wholly or partially denied, the Administrator will furnish the Claimant with a written or electronic notification of the Plan's adverse determination. This written or electronic notification must be provided within a reasonable period of time, but not later than 90 days after the receipt of the claim by the Administrator, unless the Administrator determines that special circumstances require an extension of time for processing the claim. If the Administrator determines that an extension of time for processing is required, written notice of the extension will be furnished to the Claimant prior to the termination of the initial 90-day period. In no event will such extension exceed a period of 90 days from the end of such initial period. The extension notice will indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the benefit determination.

In the case of a claim for disability benefits, if disability is determined by a physician chosen by the Administrator (rather than relying upon a determination of disability for Social Security purposes), then instead of the above, the Administrator will provide the Claimant with written or electronic notification of the Plan's adverse benefit determination within a reasonable period of time, but not later than 45 days after receipt of the claim by the Plan. This period may be extended by the Plan for up to 30 days, provided that the Administrator both determines that such an extension is necessary due to matters beyond the control of the Plan and notifies the Claimant, prior to the expiration of the initial 45-day period, of the circumstances requiring the extension of time and the date by which the Plan expects to render a decision. If, prior to the end of the first 30-day extension period the Administrator determines that, due to matters beyond the control of the Plan, a decision cannot be rendered within that extension period, the period for making the determination may be extended for up to an additional 30 days, provided that the

Administrator notifies the Claimant, prior to the expiration of the first 30-day extension period, of the circumstances requiring the extension and the date as of which the Plan expects to render a decision. In the case of any such extension, the notice of extension will specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues, and the Claimant will be afforded at least 45 days within which to provide the specified information.

C. Content of Notice

The Administrator's written or electronic notification of any adverse benefit determination must contain the following information:

(1) The specific reason or reasons for the adverse determination.

(2) Reference to the specific Plan provisions on which the denial is based.

(3) A description of any additional information or material necessary to correct the claim and an explanation of why such material or information is necessary.

(4) Appropriate information as to the steps to be taken if the Claimant or beneficiary wishes to submit the claim for review.

(5) In the case of disability benefits where the disability is determined by a physician chosen by the Administrator:

(a) If an internal rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination, either the specific rule, guideline, protocol, or other similar criterion; or a statement that such rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination and that a copy of the rule, guideline, protocol, or other similar criterion will be provided free of charge upon request.

(b) If the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the Claimant's medical circumstances, or a statement that such explanation will be provided to the Claimant free of charge upon request.

If the claim has been denied or deemed denied, and the Claimant wants to submit the claim for review, the Claimant must follow the Claims Review Procedure below.

D. Claims Review Procedure

Upon the denial of a claim for benefits, the Claimant may file a claim for review, in writing, with the Administrator.

(1) THE CLAIMANT MUST FILE THE CLAIM FOR REVIEW NO LATER THAN 60 DAYS AFTER THE CLAIMANT HAS RECEIVED WRITTEN NOTIFICATION OF THE DENIAL OF THE CLAIM FOR BENEFITS.

HOWEVER, IF THE CLAIM IS FOR DISABILITY BENEFITS AND DISABILITY IS DETERMINED BY A PHYSICIAN CHOSEN BY THE ADMINISTRATOR, THEN INSTEAD OF THE ABOVE, THE CLAIMANT MUST FILE THE CLAIM FOR REVIEW NO LATER THAN 180 DAYS FOLLOWING RECEIPT OF NOTIFICATION OF AN ADVERSE BENEFIT DETERMINATION.

(2) The Claimant may submit written comments, documents, records, and other information relating to the claim for benefits.

(3) The Claimant may review all pertinent documents relating to the denial of the claim and submit any issues and comments, in writing, to the Administrator.

(4) The Claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits.

(5) The claim for review must be given a full and fair review. This review will take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

In addition to the Claims Review Procedure above, if the claim is for disability benefits and disability is determined by a physician chosen by the Administrator, then the Claims Review Procedure provides that:

(1) The claim will be reviewed without deference to the initial adverse benefit determination and the review will be conducted by an appropriate named fiduciary of the Plan who is neither the individual who made the adverse benefit determination that is the subject of the appeal, nor the subordinate of such individual.

(2) In deciding an appeal of any adverse benefit determination that is based in whole or in part on medical judgment, the appropriate named fiduciary will consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment.

(3) Any medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the adverse benefit determination will be identified, without regard to whether the advice was relied upon in making the benefit determination.

(4) The health care professional engaged for purposes of a consultation in (2) above will be an individual who is neither an individual who was consulted in

connection with the adverse benefit determination that is the subject of the appeal, nor the subordinate of any such individual.

The Administrator will provide the Claimant with written or electronic notice of the Plan's benefit determination on review. The Administrator must provide the Claimant with notification of this denial within 60 days after the Administrator's receipt of the written claim for review, unless the Administrator determines that special circumstances require an extension of time for processing the claim. If the Administrator determines that an extension of time for processing is required, written notice of the extension will be furnished to the Claimant prior to the termination of the initial 60-day period. In no event will such extension exceed a period of 60 days from the end of the initial period. The extension notice will indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the determination on review. However, if the claim relates to disability benefits and disability is determined by a physician chosen by the Administrator, then 45 days will apply instead of 60 days in the preceding sentences. In the case of an adverse benefit determination, the notification will set forth:

(a) The specific reason or reasons for the adverse determination.

(b) Reference to the specific Plan provisions on which the benefit determination is based.

(c) A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits.

(d) In the case of disability benefits where disability is determined by a physician chosen by the Administrator:

(i) If an internal rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination, either the specific rule, guideline, protocol, or other similar criterion; or a statement that such rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination and that a copy of the rule, guideline, protocol, or other similar criterion will be provided to you free of charge upon request.

(ii) If the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the Claimant's medical circumstances, or a statement that such explanation will be provided free of charge upon request.

If the Claimant has a claim for benefits that is denied or ignored, in whole or in part, the Claimant may file suit in a state or federal court. However, in order to do so, the Claimant must file the suit no later than 180 days after the Administrator makes a final determination to deny the claim.

E. For Questions or If Rights Are Violated

If the Claimant has any questions about the Plan, the Claimant should contact the Administrator. If the Claimant has any questions about this statement, or about the Claimant's rights under ERISA, or if the Claimant needs assistance in obtaining documents from the Administrator, the Claimant should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210. The Claimant may also obtain certain publications about the Claimant's rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

IX. TERMINATION OR MODIFICATION OF AGREEMENT BY REASON OF CHANGES IN THE LAW, RULES OR REGULATIONS

The Bank is entering into this Agreement upon the assumption that certain existing tax laws, rules and regulations will continue in effect in their current form. If any said assumptions should change and said change has a detrimental effect on the Bank or this Executive Plan, then the Bank reserves the right to terminate or modify this Agreement accordingly. Upon a Change in Control, this paragraph shall become null and void effective immediately upon said Change in Control. Provided, however, that no amendment or termination will be adopted unless it complies with Section 409A.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PEOPLES BANK

By: [signature]

Name: Jeffrey N. Hooper

Title: EVP/CFO

[signature]

Witness
Lance Sellers, CEO
December 21, 2020

[signature]

JEFFREY N. HOOPER

EXHIBIT A-1
For
Jeffrey N. Hooper

Age at Early Retirement	Benefit Amount
Age 59 $^1/_2$	50% of Normal Retirement Benefit
Age 60 $^1/_2$	60% of Normal Retirement Benefit
Age 61 $^1/_2$	70% of Normal Retirement Benefit
Age 62 $^1/_2$	80% of Normal Retirement Benefit
Age 63 $^1/_2$	90% of Normal Retirement Benefit
Age 64$^1/_2$	100% of Normal Retirement Benefit

PEOPLES BANK

BENEFICIARY DESIGNATION

To: Peoples Bank (the "Bank")
Re: Designation of Beneficiary under
Executive Salary Continuation Agreement ("Plan")

Pursuant to the provisions of the Plan permitting the Participant to designate a beneficiary or beneficiaries, I hereby designate the following person(s) or entity(ies) as primary and contingent beneficiaries of any benefits payable to me under the Plan by reason of my death:

Primary Beneficiary(ies) [Include address, relationship, DOB and percentage interest]:
Kelly Lynn Hooper - Spouse **4158 Bob Jones Dr NE** **Conover, NC 28613** **11/2/1969** **100%**

Contingent Beneficiary(ies) [Include address, relationship, DOB and percentage interest]:
per stirpes **Ethan Hooper - Child** **4158 Bob Jones Dr NE** **Conover, NC 28613** **7/1/1998** **50%** **Evan Hooper - Child** **4158 Bob Jones Dr NE** **Conover, NC 28613** **50%**

I RESERVE THE RIGHT TO REVOKE OR CHANGE ANY BENEFICIARY DESIGNATION. I HEREBY REVOKE ALL PRIOR DESIGNATIONS (IF ANY) OF PRIMARY BENEFICIARIES AND CONTINGENT BENEFICIARIES.

The Bank will pay all sums payable under the Plan by reason of my death to the primary beneficiary, if he or she survives me, and if no primary beneficiary survives me, then to the contingent beneficiary, and if no named beneficiary survives me, then the Bank will pay all amounts in accordance with the Plan. I understand that, unless I have provided otherwise above, the Bank will pay all sums payable to more than one beneficiary of the same class (*e.g.*, primary) equally to the living beneficiaries in that class.

Name: Jeffrey N. Hooper

Date: 12/21/2020

BENEFICIARY DESIGNATION INSTRUCTIONS

If you make a mistake in completing this form, line out the erroneous information, add the correct information and initial the correction. **The printed material on this form should not be deleted or altered in any way.**

- In all cases, the relationship of the beneficiary should be included with the beneficiary designations.
- A Secondary Beneficiary will receive benefits only if the Primary Beneficiary(ies) do not survive the Executive.
- If you name more than one beneficiary and their lineal descendants are to receive a beneficiary's share if he or she predeceases you, use the term "per stirpes" in your beneficiary designation. **For Example:** "John Smith and Mary Smith in equal shares, or their lineal descendants, per stirpes" will give Mary's share to her children if she predeceases you.
- If a married woman is named beneficiary, her full legal name should be shown. **For Example:** Mary J. Smith, not Mrs. John J. Smith. Likewise, if this form is to be signed by a married woman, she should sign her full legal name.
- When two or more beneficiaries are named, and they are not to share the benefits equally, enter the percentage each beneficiary is to receive on the form in the space provided. Dollars and cents should not be specified. When added together, the sum of the percentages going to the two or more named beneficiaries should equal 100%.
- If a trustee is named beneficiary, show the exact name of the trust, date of the trust agreement, and the name and address of the trustee.
  For Example: The John J. Smith Revocable Life Insurance Trust dated January 1, 1994, John Smith Trustee, 123 Apple Lane, Hartford, CT 06006.